Exhibit 16.1

November 19, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

USA

Commissioners:

We have read the statements made by Gateway Casinos & Entertainment Limited under the heading “CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT” (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form F-1 of Gateway Casinos & Entertainment Limited dated November 20, 2018. We agree with the statements concerning our Firm contained therein.

Yours very truly,

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, British Columbia, Canada

PricewaterhouseCoopers LLP

PricewaterhouseCoopers Place, 250 Howe Street, Suite 1400, Vancouver, British Columbia, Canada V6C 3S7

T: +1 604 806 7000, F: +1 604 806 7806, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.